CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectus and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the use of our report dated October 22, 2008 relating to Dreyfus Municipal Funds, Inc. (comprising, respectively, Dreyfus BASIC Municipal Money Market Fund, Dreyfus BASIC New Jersey Municipal Money Market Fund, Dreyfus AMT-Free Municipal Bond Fund and Dreyfus High Yield Municipal Bond Fund), for the fiscal year ended August 31, 2008 which is incorporated by reference in this Registration Statement (Form N-1A Nos. 33-42162 and 811-6377) of Dreyfus Municipal Funds, Inc.

ERNST & YOUNG LLP

New York, New York December 11, 2008